EXHIBIT 99.1

UNILEVER NORTH AMERICA

2002 OMNIBUS EQUITY COMPENSATION PLAN

Effective As Of November 14, 2002

     The Unilever North America 2002 Omnibus Equity Compensation Plan (the “Plan”) is hereby established effective as of November 14, 2002 (the “Effective Date”), as a successor to the Unilever North America 1992 Stock Option Plan, as amended (the “1992 Option Plan”), the Unilever North America 2001 Omnibus Stock Plan (the “2001 Stock Plan”), the Unilever North America Performance Share Plan (the “Performance Share Plan”), and the Amended and Restated Unilever North America Share Bonus Plan (the “Share Bonus Plan”) (collectively, the “Prior Plans”). The Prior Plans are hereby merged into this Plan as of the Effective Date of this Plan, and no additional grants shall be made under the Prior Plans. Outstanding grants under the Prior Plans shall continue in effect according to their terms as in effect on the Effective Date (subject to such amendments as the Committee determines, consistent with the Prior Plans), and the shares with respect to outstanding grants under the Prior Plans shall be distributable under this Plan.

     The purpose of the Plan is to provide designated employees of the Unilever Group (as defined below) with the opportunity to receive grants of incentive stock options, nonqualified stock options, stock awards, performance shares, phantom shares and other awards payable in, based upon or otherwise related to shares of stock in Unilever N.V., a Netherlands corporation, and Unilever PLC, an English corporation (collectively, the “Parent Corporations”), which are the corporate parents of Unilever United States, Inc. (“UNUS”) and Unilever Canada Limited (“Unilever Canada”). The “Unilever Group” means the Parent Corporations, UNUS, Unilever Canada and their affiliates as determined by the Committee.

     The Plan is intended to provide incentives to employees of the Unilever Group in order to increase (a) their efforts on behalf of the Unilever Group, and (b) their proprietary interests in the Parent Corporations, thus further aligning their interests with those of other shareholders of the Parent Corporations.

1.	ADMINISTRATION

(a)	Committee. The Plan shall be administered and interpreted by a committee appointed by the Board of Directors of UNUS (the “Committee”).

(b)	Committee Authority. The Committee shall have the sole discretionary authority to (i) determine the employees to whom grants shall be made under the Plan, (ii) determine the type, size and terms of the grants to each such individual, (iii) determine the time when the grants will be made and the duration of any applicable restrictions and conditions, (iv) amend the terms of any previously issued grant, (v) establish guidelines pursuant to which grants shall be made, and (vi) deal with any other matters arising under the Plan. The Committee may delegate its authority under the Plan, including its ability to determine the type, size and terms of grants to employees, to one or more sub-committees or individuals, as the Committee deems appropriate and to the extent allowed by applicable law. To the extent that the Committee delegates its authority under the Plan, references in the Plan to the “Committee” shall be deemed to refer to the sub-committee or individuals to whom the Committee has delegated authority.

(c)	Committee Determinations. The Committee shall have full power and express discretionary authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, guidelines, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Unilever Group, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

2.	GRANTS AND AUTHORIZED SHARES

(a)	Grants. Awards under the Plan may consist of grants of (i) incentive stock options as described in Section 5 (“Incentive Stock Options”), (ii) nonqualified stock options as described in Section 5 (“Nonqualified Stock Options”) (Incentive Stock Options and Nonqualified Stock Options are

collectively referred to as “Options”), (iii) stock awards as described in Section 6 (“Stock Awards”), (iv) performance shares or phantom shares as described in Section 7 (“Performance Shares” and “Phantom Shares”), and (v) other awards as described in Section 8 (hereinafter collectively referred to as “Grants”). All Grants shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with this Plan as the Committee deems appropriate and as are specified in writing by the Committee to the individual in a grant instrument or an amendment to the grant instrument (the “Grant Instrument”) or in the guidelines established by the Committee for the particular type of Grant being made. All Grants shall be made conditional upon the Grantee’s acknowledgement, in writing or by acceptance of the Grant, that all decisions and determinations of the Committee shall be final and binding on the Grantee, his or her beneficiaries and any other person having or claiming an interest under such Grant. The Committee shall approve the form and provisions of each Grant Instrument.

(b)	Authorized Shares. The Parent Corporations’ shares awarded under the Plan shall consist of (i) Ordinary Shares of the New York Registry of Unilever N.V. (the “N.V. Shares”), and (ii) American Shares, evidenced by Depositary Receipts issued in New York (each representing four Ordinary Shares) of Unilever PLC (the “PLC Shares”) (collectively, with the N.V. Shares, the “Shares”).

3.	SHARES SUBJECT TO THE PLAN

(a)	Shares Reserved. Subject to adjustment as described in Section 3(c) below, the aggregate number of Shares that may be transferred under the Plan is 40,500,000 N.V. Shares and 65,500,000 PLC Shares. The aggregate Share number includes Shares distributable with respect to grants under the Prior Plans that are outstanding as of the Effective Date.

(b)	Shares Authorized for Grants. The Shares to be transferred under the Plan may be authorized but unissued Shares or reacquired Shares, including Shares purchased by a Unilever Group member on the open market for purposes of the Plan. If any Grants made under this Plan, or any outstanding Grants as of the Effective Date under the Prior Plans, are forfeited or expire or are terminated unexercised, the Shares subject to such Grants shall be available for purposes of the Plan.

(c)	Adjustments. If there is any change in the number or kind of Shares outstanding (i) by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of Shares, (ii) by reason of a merger, reorganization or consolidation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Shares as a class without the issuer’s receipt of consideration, or if the value of outstanding Shares is substantially reduced as a result of a spinoff or the issuer’s payment of an extraordinary dividend or distribution, the maximum number of Shares available for Grants, the maximum number of Shares that any individual participating in the Plan may be granted, the number and kind of Shares covered by outstanding Grants, the kind of Shares to be transferred under the Plan, and the price per Share or the applicable market value of such Grants may be appropriately adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, issued Shares to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under such Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. Any adjustments determined by the Committee shall be final, binding and conclusive.

4.	ELIGIBILITY FOR PARTICIPATION

(a)	In General. Except as otherwise provided, all “Employees” of the Unilever Group, including employees who are officers or directors of UNUS and Unilever Canada, shall be eligible to receive Grants under the Plan. For purposes hereof, the term “Employee” shall have the meaning set forth in General Instruction A(1)(a) to the registration statement on Form S-8 filed under the Securities Act of 1933, as amended, and shall apply to all employees of the Unilever Group. The term “Employee” shall not include an independent contractor or any other person who is not treated by a Unilever Group member as an employee for purposes of the withholding of United States federal employment taxes or the withholding of employment related taxes under the laws of another taxing authority, regardless of any contrary governmental or judicial determination relating to such employment status or tax withholding. If a person described in the preceding sentence is subsequently reclassified or determined to be an employee by the Internal Revenue Service, any other governmental agency or authority, or a court, or if a Unilever Group member is required to reclassify such an individual as an employee as a result of such reclassification or determination (including any reclassification by a Unilever Group member in settlement of any claim or action relating to such individual’s employment status), such individual will not become eligible to receive Grants under the Plan by reason of such reclassification or determination, unless otherwise determined by the Committee on a prospective basis.

(b)	Selection of Grantees. The Committee shall select the Employees to receive Grants and shall determine the number of Shares subject to a particular Grant in such manner as the Committee determines. Employees who receive Grants under this Plan shall hereinafter be referred to as “Grantees.”

5.	OPTIONS

     The Committee may grant an Option to an Employee upon such terms as the Committee deems appropriate.

(a)	Number of Shares. The Committee shall determine the number of Shares that will be subject to each Grant of Options.

(b)	Type of Options. The Committee may grant Incentive Stock Options that are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) or Nonqualified Stock Options that are not intended so to qualify, or any combination of Incentive Stock Options and Nonqualified Stock Options. Incentive Stock Options may be granted only if the Plan is approved by the shareholders in accordance with Section 422 of the Code no later than 12 months after the date the Plan is adopted by the Board. Incentive Stock Options may only be granted for the purchase of N.V. Shares and may only be granted to Employees of UNUS and its parent and subsidiary corporations as defined in Section 424 of the Code.

(c)	Option Provisions. The purchase price of Shares subject to an Option shall be determined by the Committee and may be equal to, greater than, or less than the fair market value of a Share on the date the Option is granted. The Committee shall determine (i) when and under what conditions the Option may be exercised, (ii) the periods during which the Option may be exercised, and (iii) any other restrictions, conditions and requirements with respect to the Option as the Committee deems appropriate.

(d)	Exercise of Options. A Grantee may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to such person or entity as the Committee shall designate, with payment of the exercise price in the manner authorized by the Committee.

6.	STOCK AWARDS

     The Committee may grant a Stock Award to an Employee upon such terms as the Committee deems appropriate.

(a)	Number of Shares. The Committee shall determine the number of Shares to be issued or transferred pursuant to a Stock Award.

(b)	Stock Award Provisions. The Committee may grant Stock Awards for consideration or for no consideration, and subject to restrictions or no restrictions, as determined by the Committee. The Committee may establish conditions under which restrictions on Stock Awards shall lapse over a period of time or according to such other criteria as the Committee deems appropriate, including restrictions based upon the achievement of performance goals. The Committee shall determine any other requirements, conditions and restrictions with respect to Stock Awards as the Committee deems appropriate.

(c)	Right to Vote and to Receive Dividends. The Committee shall determine whether the Grantee shall have the right to vote the Shares covered by Stock Awards and the extent to which the Grantee may receive any dividends or other distributions paid on such Shares.

7.	PERFORMANCE SHARES AND PHANTOM SHARES

     The Committee may grant Performance Shares or Phantom Shares to an Employee upon such terms as the Committee deems appropriate.

(a)	Number of Shares. The Committee shall determine the number of Shares to which Performance Shares or Phantom Shares shall relate or that may be issued or transferred pursuant to Performance Shares or Phantom Shares.

(b)	Performance Share and Phantom Share Provisions. Each Performance Share or Phantom Share shall represent the right of the Grantee to receive an amount based on the fair market value of a Share, the appreciation in fair market value of a Share or such other measurement base as the Committee deems appropriate, if the conditions (if any) established by the Committee are met. The Committee shall determine (i) the terms and conditions of each Performance Share or Phantom Share, including any applicable performance goals, (ii) whether the Performance Shares or Phantom Shares will relate to N.V. Shares or PLC Shares, (iii) whether Performance Shares or Phantom Shares will be payable in cash, in Shares or in a combination of the two, and (iv) any other requirements with respect to Performance Shares or Phantom Shares as the Committee deems appropriate.

8.	OTHER AWARDS

     The Committee may grant to Employees other awards payable in, based upon or otherwise related to Shares, including stock appreciation rights and other rights, on such terms and conditions as the Committee deems appropriate. The Committee shall determine (i) the amount and value of such awards, (ii) whether the awards will relate to the value of N.V. Shares, PLC Shares or other criteria, (iii) whether the awards will be payable in cash, in Shares or in a combination of the two, and (iv) such other terms, conditions and requirements as the Committee deems appropriate.

9.	DEFERRALS

     The Committee may permit or require a Grantee to defer receipt of the payment of cash or the delivery of Shares and other amounts that would otherwise be due to such Grantee in connection with any Grant.

10.	TRANSFERABILITY OF GRANTS

     Except as the Committee may otherwise determine, only the Grantee may exercise rights under a Grant during the Grantee’s lifetime. A Grantee may not transfer rights with respect to a Grant except (i) by will or by the laws of descent and distribution or (ii) with respect to Grants other than Incentive Stock Options, as permitted by the Committee. When a Grantee dies, the personal representative or other person entitled to succeed to the rights of the Grantee may exercise such rights in accordance with their terms. Such personal representative or other person must furnish proof satisfactory to the Committee of his or her right to exercise an Option or receive payment with respect to any Grant under the Grantee’s will or under the applicable laws of descent and distribution.

11.	LIMITATIONS ON TRANSFER OF SHARES

     No Shares shall be transferred in connection with any Grant unless and until all legal requirements applicable to the transfer of such Shares have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Grant on the Grantee’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of such Shares as the Committee shall deem necessary or advisable, and certificates representing such Shares may be legended to reflect any such restrictions. Certificates representing Shares transferred under the Plan will be subject to such stop-transfer orders, legends and other restrictions as the Committee deems appropriate, including restrictions required by applicable laws, regulations and interpretations.

12.	WITHHOLDING OF TAXES

(a)	Required Withholding. All Grants under the Plan shall be subject to applicable United States or Canadian federal (including FICA), state and local tax withholding requirements and the withholding requirements of other applicable taxing authorities. The Grantee’s employer shall have the right to deduct from all Grants paid in cash, or from other wages paid to the Grantee, any taxes required by law to be withheld with respect to such Grants. In the case of Grants paid in Shares, the Grantee or other person receiving Shares or exercising Options may be required to pay to the appropriate member of the Unilever Group the amount of any taxes that such employer is required to withhold with respect to such Grants, or the Grantee’s employer may deduct from other wages payable to the Grantee the amount of any withholding taxes due with respect to such Grants.

(b)	Election to Withhold Shares. If the Committee so permits, a Grantee may elect to satisfy his or her employer’s tax withholding obligation with respect to Grants that are to be paid in Shares by having Shares withheld up to an amount that does not exceed the Grantee’s minimum applicable withholding tax rate for federal (including FICA), state, local and other tax liabilities. The election must be in a form and manner prescribed by the Committee and may be subject to the prior approval of the Committee.

13.	CHANGE OF CONTROL

(a)	Notice and Acceleration. Upon a “Change of Control” (as defined below), unless the Committee determines otherwise, (i) each Grantee who holds outstanding Grants shall receive written notice of the Change of Control, (ii) the vesting of all outstanding Options shall automatically accelerate and such Options shall become and remain fully exercisable for a period of one month from the date of such notice (or such longer time period as the Committee determines), (iii) the restrictions and conditions on all outstanding Stock Awards shall immediately lapse, and (iv) all other Grants shall be paid in such amounts and on such terms as the Committee may determine.

(b)	Assumptions of Grants. In addition, in the event of a Change of Control, the Committee may provide that Grantees’ outstanding Options shall be assumed by, or replaced with comparable options by, the surviving corporation (or a parent, affiliate or subsidiary of the surviving corporation), and that the Grantees’ other outstanding Grants shall be converted to similar grants of the surviving corporation (or a parent, affiliate or subsidiary of the surviving corporation).

(c)	Other Actions. In the event of a Change of Control, the Committee may take such other actions with respect to any or all outstanding Grants as the Committee deems appropriate, including requiring that Grantees surrender their outstanding Grants in exchange for a payment, in cash or other property, in an amount and form determined by the Committee. Any such surrender and payment shall take place as of the date of the Change of Control or such other date as the Committee may specify.

(d)	Change of Control. Unless otherwise determined by the Committee, a “Change of Control” shall be deemed to have occurred if, with respect to either or both of the Parent Corporations:

(i)	Any “person” (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of a Parent Corporation representing more than 50% of the voting power of the then outstanding securities of such Parent Corporation; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which a Parent Corporation becomes a subsidiary of another corporation and in which the shareholders of such Parent Corporation immediately prior to the transaction will beneficially own, immediately after the transaction, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the new parent corporation would be entitled in the election of directors; or

(ii)	The consummation of (i) a merger or consolidation of a Parent Corporation with another corporation where the shareholders of such Parent Corporation immediately prior to the merger or consolidation will not beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the surviving corporation would be entitled in the election of directors, (ii) a sale or other disposition of all or substantially all of the assets of a Parent Corporation or (iii) a liquidation or dissolution of a Parent Corporation.

14.	AMENDMENT AND TERMINATION OF THE PLAN

(a)	Amendment. The Committee may amend or terminate the Plan at any time.

(b)	Termination of Plan. The Plan shall terminate on the day immediately preceding the tenth anniversary of its effective date, unless the Plan is terminated earlier by the Committee.

(c)	Termination and Amendment of Outstanding Grants. A termination or amendment of the Plan that occurs after a Grant is made shall not materially impair the rights of the Grantee unless the Grantee consents or unless the Committee acts under Section 15(b). The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant. Whether or not the Plan has terminated, an outstanding Grant may be terminated or amended under Section 15(b) or may be amended by agreement of the Committee (or its delegate) and the Grantee consistent with the Plan.

15.	MISCELLANEOUS PROVISIONS

(a)	Grants in Connection with Corporate Transactions and Otherwise. Nothing contained in the Plan shall be construed to (i) limit the right of the Committee to make Grants under the Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Grants to employees thereof who become Employees of a member of the Unilever Group or for other proper corporate purposes, or (ii) limit the right of any member of the Unilever Group to grant stock options or make other awards outside of the Plan. Without limiting the foregoing, the Committee may make a Grant to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving a member of the Unilever Group in substitution for a stock option or other grant made by such corporation. The terms and conditions of the substitute grants may vary from the terms and conditions required by the Plan and from those of the substituted stock incentives. The Committee shall prescribe the provisions of the substitute grants.

(b)	Compliance with Law. The Plan and the obligations of the Unilever Group to transfer Shares shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation.

(c)	Funding of the Plan. The Plan shall be unfunded. The Committee shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under the Plan.

(d)	Rights of Grantees. Nothing in the Plan shall entitle any Employee or other person to any claim or right to be awarded a Grant under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employ of any member of the Unilever Group or any other employment rights.

(e)	No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Grant. The Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

(f)	Governing Documents. The Plan and the Grant Instruments shall be the controlling documents. No other statements, representations, explanatory materials or examples, oral or written, may amend the Plan or Grant Instruments in any manner. The Plan and the Grant Instruments shall be binding upon and enforceable against the Unilever Group and its successors and assigns.

(g)	Employees Subject to Taxation Outside the United States. With respect to Grantees who are subject to taxation in countries other than the United States, the Committee may make Grants on such terms and conditions as the Committee deems appropriate to comply with the laws of the applicable countries, and the Committee may create such procedures, addenda and subplans and make such modifications as may be necessary or advisable to comply with such laws.

(h)	No Waiver. The failure by a Unilever Group member or the Committee to exercise any right, authority or discretion granted hereunder shall not be construed as waiving any such right, authority, or discretion, or as granting any other party any rights whatsoever. No waiver shall be valid unless made in writing in an instrument signed by a designated officer of the Unilever Group.

(i)	Governing Law; Jurisdiction; Waiver of Jury Trial. The validity, construction, interpretation and effect of the Plan and the Grants under the Plan, and any dispute arising under or related thereto, whether in contract, tort or otherwise, shall be governed by the laws of the State of New York, without reference to its conflicts of law principles. Each party to a Grant irrevocably consents and agrees that any legal action, suit or proceeding arising out of or in connection with the Plan or the Grants or disputes relating hereto may be brought only in the United States District Court for the Southern District of New York, or if such court does not have jurisdiction, in the courts of the State of New York located in New York County, and each party to a Grant hereby irrevocably accepts and submits to the exclusive jurisdiction of the aforesaid courts in personam, with respect to any such action, suit or proceeding. Each party to a Grant waives, to the fullest extent permitted by law, any right to trial by jury in any action, suit or proceeding brought to enforce, defend or interpret any rights or remedies under, or arising in connection with or relating to, the Plan or the Grants. No party to a Grant shall be liable for punitive, exemplary or special damages of any nature whatsoever arising out of the Plan or the Grants.